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                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-31226

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 5, 2000)

                          [LOGO] BROADBAND HOLDRS(SM)

                       1,000,000,000 Depositary Receipts
                           Broadband HOLDRS(SM) Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated April 5, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Broadband HOLDRS(SM) Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                           Primary
                                                    Share  Trading
                Name of Company             Ticker Amounts Market
      ------------------------------------  ------ ------- -------
      Lucent Technologies, Inc.               LU      29    NYSE
      Nortel Networks Corporation             NT      28*   NYSE
      Qualcomm, Inc.                         QCOM      8   NASDAQ
      JDS Uniphase Corporation               JDSU      8   NASDAQ
      Motorola, Inc.                         MOT      18*   NYSE
      Corning, Inc.                          GLW       3    NYSE
      Broadcom Corporation                   BRCM      2   NASDAQ
      Sycamore Networks, Inc.                SCMR      3   NASDAQ
      Tellabs, Inc.                          TLAB      4   NASDAQ
      Terayon Communications Systems, Inc.   TERN      2*  NASDAQ
      Comverse Technology, Inc.              CMVT      2   NASDAQ
      PMC-Sierra, Inc.                       PMCS      1   NASDAQ
      SDL, Inc.                              SDLI      1   NASDAQ
      Applied Micro Circuits Corporation     AMCC      1   NASDAQ
      Scientific-Atlanta, Inc.               SFA       2    NYSE
      Conexant Systems, Inc.                 CNXT      2   NASDAQ
      RF Micro Devices, Inc.                 RFMD      1   NASDAQ
      Ciena Corporation                      CIEN      1   NASDAQ
      Copper Mountain Networks, Inc          CMTN      1   NASDAQ
      Next Level Communications, Inc.        NXTV      1   NASDAQ

-------
*Reflects previous stock split.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

           The date of this prospectus supplement is June 30, 2000.